UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2015

HIGH PERFORMANCE BEVERAGES COMPANY

(Exact name of registrant as specified in its charter)

Nevada	333-170393	27-3566307
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5137 E. Armor St., Cave Creek, AZ 85331

(Address of principal executive offices) (Zip code)

602.326.8290

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 17, 2015, High Performance Beverages Company (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with Centaurian Fund, L.P. (“Centaurian”). In accordance with the Settlement Agreement, the Company agreed to issue to Centaurian a convertible promissory note in the principal amount of $240,500 (the “Note”), in exchange for the return and cancellation of certain outstanding debt held by Centaurian. The debt was comprised of an aggregate of $240,500 of principal and interest on i) a convertible debenture in the original principal amount of $60,000 issued to Centaurian on April 30, 2013, ii) a senior secured convertible promissory note with an original principal balance of $100,000, which Centaurian had assumed from Mr. Pierce Csurgo on June 17, 2013, and iii) a convertible note with an original principal amount of $42,000 issued to Centaurian on March 31, 2014 (collectively, the “Cancelled Debt”).

The Note is convertible into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at any time at Centaurian’s option. It is convertible at a price per share equal to fifty percent (50%) of the lowest closing bid price or closing sale price for a share of Common Stock during the ten (10) consecutive trading days immediately preceding the date of conversion (the “Conversion Price”), to be adjusted for any stock splits, stock dividends, stock combinations, re-classifications or other similar corporate actions. No effect shall be given to conversions that would result in Centaurian or its affiliates holding an aggregate of more than 4.99% of the Company’s outstanding Common Stock, which may be increased at Centaurian’s option to 9.99% upon sixty-one (61) days’ prior notice to the Company. If at any time after September 17, 2015 the Company issues or sells any shares of Common Stock for consideration per share (the “New Issuance Price”) lower than the Conversion Price the Conversion Price in effect shall be reduced to the New Issuance Price.

The Note shall mature on the earlier of (i) December 3, 2015, (ii) the consummation of a Major Transaction (as defined in the Note) or (iii) an Event of Default (as defined in the Note) (the “Maturity Date”). The Note shall bear interest at a rate of ten percent (10%) per annum (the “Interest Rate”), but the Interest Rate shall be increased to twenty-two percent per annum (22%) immediately upon the occurrence of and for the duration of an Event of Default (the “Default Interest Rate”). In the event the Event of Default is cured, the Default Interest Rate will no longer be effective and the Interest Rate will apply. Prior to the Maturity Date, the Company may prepay, without penalty, all or any portion of the Note and interest thereon upon not less than ten (10) days’ written notice to Centaurian.

In accordance with the Settlement Agreement and the Note, the Company has authorized VStock Transfer, LLC, the Company’s transfer agent, to set aside an initial reserve of five hundred million (500,000,000) shares of Common Stock for Centaurian’s conversion of the Note, and the Company has agreed that not later than October 8, 2015, to instruct VStock Transfer, LLC to reserve an additional two hundred fifty million (250,000,000) shares of Common Stock, for an aggregate reserve of seven hundred and fifty million (750,000,000) shares of Common Stock.

The foregoing descriptions of the Settlement Agreement and the Note is qualified in its entirety by reference to the full text of the Settlement Agreement which is filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

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Item 3.02.  Unregistered Sales of Equity Securities.

The information reported in Item 1.01 is incorporated by reference into this Item 3.02.

On September 16, 2015, the Board of Directors of the Company approved and authorized the issuance of the Settlement Shares in partial satisfaction of its obligations under the Settlement Agreement.  The issuance of the Settlement Shares is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof, as an issuance of securities in exchange for bona fide outstanding claims, where the terms and conditions of such issuance are approved by a court after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Settlement Agreement dated September 17, 2015
10.2	Convertible Note dated September 17, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DETHRONE ROYALTY HOLDINGS, INC.

Dated: September 22, 2015	By:	/s/ Toby McBride
	Name:	Toby McBride
	Title:	Chief Executive Officer

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